Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated March 16, 2009 with respect to the consolidated financial statements of Lakeland Bancorp, Inc. and subsidiaries (which expressed an unqualified opinion and contained an explanatory paragraph regarding the Company’s adoption of Financial Accounting Statement Board (FASB) No. 157 Fair Value Measurements and Emerging Issues Task Force 06-4 Accounting for Deferred Compensation and Post Retirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements in 2008 and FASB Interpretation No. 48 Accounting for Uncertain Income Taxes in 2007) and internal control over financial reporting included in the Annual Report on Form 10-K of Lakeland Bancorp, Inc. for the year ended December 31, 2008, which are incorporated by reference in this Registration Statement and Prospectus. We consent to the incorporation by reference in this Registration Statement and Prospectus of the aforementioned reports and the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP
Philadelphia, Pennsylvania
November 4, 2009